Exhibit 10.1

THIS SEVENTH AMENDMENT AND TERMINATION AGREEMENT (the “Seventh Amendment”) is entered into on this 30th day of June,  2016 (the “Amendment Date”) by and between Amphastar Pharmaceuticals, Inc., a Delaware Corporation, (“Amphastar”) and Actavis Laboratories FL, Inc. (f/k/a Watson Laboratories, Inc. – Florida and as Andrx Pharmaceuticals, Inc.)  (“Actavis” or “Purchaser”).

WHEREAS, Amphastar and Actavis (collectively as “Parties”) have previously entered into that certain Distribution Agreement dated May 2, 2005, which was amended by the First Amendment dated August 15, 2008,  the Second Amendment dated February 19, 2013,  the Third Amendment dated April 1, 2014, the Fourth Amendment dated January 7, 2015, the Fifth Amendment dated February 4, 2015, and the Sixth Amendment dated March 6, 2015  (as amended, the “Agreement”), related to, among other things, Actavis’s distribution of Product (as defined in the Agreement); and

WHEREAS, the parties wish to further amend the Agreement as set forth below.

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree, as follows:

1.	Amendment of Section 2.2.3 of the Agreement.

Effective immediately as of the Amendment Date, Section 2.2.3 of the Agreement shall be deemed automatically deleted in its entirety and shall have no further force and effect.

2.Termination of Agreement.

a)The Parties hereby mutually agree that the Agreement shall automatically terminate, with no further action by the Parties, on the earlier of (i) January 1, 2017 and (ii) such date that is thirty days (30) after Actavis notifies Amphastar in writing that Actavis has less than thirty (30) days inventory of the Product remaining in Actavis’ possession or scheduled to be delivered pursuant to the pending Purchase Orders (the “30 Day Notice”),  provided that Actavis must use Commercially Reasonable Efforts to sell its remaining inventory of the Product and shall provide Amphastar with the 30 Day Notice no later than three (3) business days following the actual date that Actavis has less than thirty (30) days inventory of the Product remaining in Actavis’ possession or on order. Notwithstanding the foregoing, if Amphastar fails to deliver Purchaser’s pending Purchase Orders for Product within thirty (30) days of the presently scheduled delivery date, Purchaser shall have the right to extend the foregoing January 1, 2017 date by the total amount of days that Amphastar failed to deliver the Product after the presently scheduled delivery date (the “Termination Date”).

b)Notwithstanding the Preamble, Section 2.1.1 of the Agreement or anything else to the contrary,  on and after the Amendment Date, Amphastar shall have the right to appoint a new distributor for the Product to Purchaser Customers in the Territory defined by the Agreement,  but only on the condition that neither Amphastar nor such new distributor (or their respective Affiliates or designees)  shall distribute, sell or otherwise commercialize the Product to Purchaser Customers in the Territory prior to the Termination Date. In the event that Amphastar or any distributor (or their respective Affiliates or designees) distributes, sells or otherwise commercializes the Product to Purchaser Customers in the Territory prior to the Termination Date,  Purchaser may terminate the Agreement upon written notice to Amphastar and in addition to any other remedy available in law or in equity, upon such termination, Amphastar agrees to promptly repurchase all of Purchaser’s remaining inventory of the Product at a price equal to the amount paid by Purchaser for such inventory.

c) Following the delivery of the 30 Day Notice or December 1, 2016, whichever is earlier, Actavis shall use Commercially Reasonable Efforts to provide Amphastar and/or its new distributor with any customer or Product pricing information that Amphastar may reasonably request with respect to the Product sold by Actavis to its customers prior to the Termination Date including but not limited to customer lists, quantities sold, agreement price, Dead Net Pricing (defined as the price after all discount, allowances, rebates, chargebacks, customer fees, and any other deductions from sales), and related information for each Purchaser Customers.

3.Release.  Amphastar does hereby release, acquit, satisfy, and forever discharge Actavis and its Affiliates (including Allergan plc and any of its subsidiaries)  from any and all claims, in law or in equity, which it now has, or hereafter may have against the other party in connection with the Agreement, other than (i) the payment obligations owing to Amphastar under Article 4 of the Agreement as of the Termination Date; and (ii) any claims for damages resulting from a party’s gross negligence or intentional misconduct.  For the avoidance of doubt, Actavis does not release Amphastar from its Product warranty obligations or from its indemnification obligations pursuant to Section 17.4, pursuant to which Amphastar indemnifies Actavis for any damages that result from the Momenta litigation and/or any other Third Party Infringement Claim.

4.Product Labeling. Actavis will reimburse Amphastar for the actual out of pocket cost of (i) any of the Product Labeling inventories remaining as of the Termination Date (“Product Labeling Inventories”), and (ii) the disposal cost for such Product Labeling Inventories.

5. Public Announcements. Neither Amphastar nor any of its Affiliates or designees shall issue any press release or make any public announcement relating to the subject matter of the Agreement without the prior written consent of Actavis, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that Amphastar may make any public disclosure it believes in good faith is required by applicable Law (in which case Amphastar will provide reasonable advance notice to Actavis prior to making the disclosure and will in good faith consider the reasonable comments of Actavis on such disclosure).

6.Definitions.  Unless otherwise defined herein, capitalized terms shall have the meanings as defined in the Agreement.

7.Scope of Amendment.  Except as expressly and specifically amended hereby, all other provisions and, terms and conditions of the Agreement shall remain unchanged and in full force and effect.

8.Counterparts.    This Seventh Amendment may be executed in several counterparts, each of which shall be deemed and original, but all of which together shall constitute one and the same instrument.  Signatures delivered via facsimile or other electronic means shall have the full force of an original signature.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Seventh Amendment as of the date first written above.

AMPHASTAR PHARMACEUTICALS, INC.

By:	/S/Jacob Liawatidewi
Name:	Jacob Liawatidewi
Title:	Sr. VP Corporate Admin Center

ACTAVIS LABORATORIES FL, INC.

By:	/S/Daniel N. Motto
Name	Daniel N. Motto
Title:	SVP, Global Business Development